AMENDMENT TO BYLAWS

                                       OF

                            SFBC INTERNATIONAL, INC.

                                  As Adopted on

                                October __, 2000

                                    ARTICLE I

         Section 6. Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other purpose, the Board of Directors may fix an advance date as the record date for the determination of stockholders, such date in any case to be not more than 60 days and, in case of a meeting of stockholders, not less than 10 days prior to the date on which the particular action requiring such determination of stockholders is to be taken.

         In no event may a record date fixed by the Board of Directors be a date preceding the date upon which the resolution fixing the record date was adopted nor be more than 10 days after the date upon which the resolution fixing the record date is adopted.

         If no record date is fixed for the determination of stockholders entitled to notice or to vote at a meeting of stockholders or stockholders entitled to receive payment of a dividend, and no prior action by the Board of Directors is required under Delaware General Corporation Law, the record date shall be the first date on which a signed written consent setting forth the action to be taken or proposed to be taken is delivered to the corporation.

         If no record date is fixed for the determination of stockholders entitled to notice or to vote at a meeting of stockholders or stockholders entitled to receive payment of a dividend, and prior action by the Board of Directors is required under Delaware General Corporation

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Law, the record date shall be at the close of business on the day on which the
Board of Directors adopts the resolution taking such prior action.

         When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof, unless the Board of Directors fixes a new record date for the adjourned meeting.